Exhibit 4.9

RESIGNATION, APPOINTMENT AND ACCEPTANCE AGREEMENT

among

WFB FUNDING, LLC

and

WILMINGTON TRUST COMPANY

and

WELLS FARGO DELAWARE TRUST COMPANY, N.A.

April 28, 2011

RESIGNATION, APPOINTMENT AND ACCEPTANCE AGREEMENT, dated as of April 28, 2011 (this “Agreement”), among WFB FUNDING, LLC, a Nebraska limited liability company (the “Company”), WILMINGTON TRUST COMPANY, a Delaware banking corporation, as existing trustee (the “Existing Trustee”), and WELLS FARGO DELAWARE TRUST COMPANY, N.A., a national banking association, as successor trustee (the “Successor Trustee”).

RECITALS

WHEREAS, the Company and the Existing Trustee, as successor to Wachovia Bank of Delaware, National Association, are parties to that certain Trust Agreement, dated as of April 13, 2004 (the “Trust Agreement”), creating the Delaware statutory trust known as the “Cabela’s Credit Card Master Note Trust” (the “Trust”);

WHEREAS, the Existing Trustee wishes to resign as Owner Trustee under the Trust Agreement pursuant to Section 9.02 thereof; and

WHEREAS, the Company wishes to appoint the Successor Trustee as successor Owner Trustee under the Trust Agreement pursuant to Section 9.03 thereof and the Successor Trustee wishes to accept such appointment;

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I

RESIGNATION OF EXISTING TRUSTEE AND

APPOINTMENT OF SUCCESSOR TRUSTEE

Section 1.1.      The Existing Trustee hereby resigns, with immediate effect as of the date hereof, as Owner Trustee under the Trust Agreement.

Section 1.2.      The Company hereby appoints, with immediate effect as of the date hereof, the Successor Trustee as Owner Trustee under the Trust Agreement and the Company vests all the rights, powers, trusts and duties of the Existing Trustee as Owner Trustee under the Trust Agreement to the Successor Trustee.

Section 1.3.      The Company hereby represents and warrants to the Existing Trustee and the Successor Trustee that:

(a)          The Trust Agreement was validly and lawfully executed and delivered by the Company.

(b)          The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Trust Agreement.

(c)          This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(d)          All conditions precedent relating to the appointment of the Successor Trustee as Owner Trustee under the Trust Agreement have been complied with by the Company.

(e)          The Company is the sole holder of the Trust Certificate and the Transferor Certificate.

Section 1.4.      The Existing Trustee hereby confirms, assigns, transfers, delivers and conveys, as of the date hereof, to the Successor Trustee, as successor Owner Trustee under the Trust Agreement, without recourse, all rights, powers, trusts, privileges, duties and obligations, which the Existing Trustee, as Owner Trustee under the Trust Agreement now holds under and by virtue of the Trust Agreement, and shall pay over to the Successor Trustee, any and all property and moneys held by the Existing Trustee under and by virtue of the Trust Agreement.

Section 1.5.      The Existing Trustee hereby represents and warrants to the Successor Trustee and the Company that:

(a)          The Trust Agreement was validly and lawfully executed and delivered by the Existing Trustee.

(b)          The Existing Trustee has performed or fulfilled prior to the date hereof each covenant, agreement, condition, obligation and responsibility under the Trust Agreement required to be performed by the Existing Trustee and, subject to the transactions contemplated herein, constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

Section 1.6.      The Successor Trustee hereby represents and warrants to the Existing Trustee and the Company that:

(a)          It is qualified and eligible under the applicable provisions of the Trust Agreement to accept its appointment as Owner Trustee under the Trust Agreement.

(b)          This Agreement has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(c)          The Successor Trustee hereby accepts its appointment as successor Owner Trustee under the Trust Agreement and accepts the rights, powers, duties and obligations of the Existing Trustee as Owner Trustee under the Trust Agreement upon the terms and conditions set forth therein, with like effect as if originally named as Owner Trustee under the Trust Agreement.

Section 1.7.      The parties hereto agree that (i) the Successor Trustee’s execution and delivery of this Agreement to the other parties hereto constitutes an instrument accepting such appointment within the meaning of Section 9.03 of the Trust Agreement and (ii) as of the date hereof, the Successor Owner Trustee shall be deemed to be a party to, and shall be entitled to the rights, protections, indemnities and immunities of the Owner Trustee under the Trust Agreement.

Section 1.8.      References in the Trust Agreement to “Corporate Trust Office” shall be deemed to refer to the principal corporate trust office of Successor Trustee, which is presently located at 919 North Market Street, Suite 1600, Wilmington, Delaware 19801.

Section 1.9.      The parties hereto agree that this Agreement does not constitute an assumption by the Successor Trustee of any liability of the Existing Trustee arising out of any breach by the Existing Trustee in the performance of any of its duties as Owner Trustee under the Trust Agreement or by any representative of the Existing Trustee.

Section 1.10.    The parties hereto agree that the Existing Trustee shall not have any liability arising out of any breach by the Successor Trustee in the performance or non-performance of any of its duties as Owner Trustee under the Trust Agreement or by any representative of the Successor Trustee.

Section 1.11.    The Company agrees to indemnify the Successor Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) arising out of or in connection with the performance or non-performance of the Existing Trustee of its duties under the Trust Agreement, including, in each case, the costs and expenses of defending itself against any claim or liability in connection therewith (collectively, “Expenses”). This indemnification shall survive the termination of this Agreement.

ARTICLE II

CLOSING STEPS

Section 2.1.      The Company hereby authorizes and directs the Successor Trustee to file a Certificate of Amendment to Certificate of Trust with the Delaware Secretary of State in accordance with Sections 4.01 and 9.03 of the Trust Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1.      The Article headings herein are for convenience only and shall not effect the construction hereof.

Section 3.2.      All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.3.      In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.4.      Nothing in this Agreement is intended to or shall provide any rights to any parties other than those expressly contemplated by this Agreement.

Section 3.5.      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 3.6.      Neither the Existing Trustee nor the Successor Trustee makes any representations as to the validity or sufficiency of this Agreement. The recitals and statements herein are deemed to be those of the Company and not of the Existing Trustee or the Successor Trustee.

Section 3.7.      The Existing Trustee agrees, upon reasonable request of the Company or the Successor Trustee, to execute, acknowledge, deliver and file such further instruments of transfer and further assurances and to do such other things as may be reasonably required for more fully and certainly vesting and confirming in the Successor Trustee all of the property, rights, powers, duties, immunities and obligations of the Existing Trustee under the Trust Agreement. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WFB FUNDING, LLC, as Transferor

By: WFB Funding Corporation, its Managing Member

By: /s/ Kevin Werts
Name: Kevin J. Werts
Title: Secretary and Treasurer

WILMINGTON TRUST COMPANY, as Existing Trustee

By: /s/ Dorri Costello
Name: Dorri Costello
Title: Financial Services Officer

WELLS FARGO DELAWARE TRUST COMPANY, N.A., as Successor Trustee

By: /s/ Rosemary Kennard
Name: Rosemary Kennard
Title: Vice President

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